                                                                   EXHIBIT 10.58

                          PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this "Agreement") is made and entered into on this the 22nd day of November, 1996, between AVIVA AMERICA, INC., a Delaware corporation (Seller), and BWAB Incorporated, a Colorado corporation and/or its permitted affiliates (Buyer).

1.   SALE AND PURCHASE OF THE PROPERTIES.   Subject to the terms and conditions
herein set forth, Seller agrees to sell, assign, convey and deliver to Buyer and Buyer agrees to purchase and acquire from Seller at the Closing, but effective as of 7:00 a.m. on October 1, 1996 (the Effective Date), the Properties. The term "Properties" shall mean:

          (a) All of Seller's right, title and interest in the oil and gas leases described in Exhibit B (the "Leases") and in the wells described in
                         ---------
     Exhibit A (the "Wells");
     ---------

          (b) All of Seller's right, title and interest in all wells, equipment, fixtures, production facilities, personal property and improvements (including, without limitation, materials, plants, pipelines, gathering and processing systems and salt water disposal systems) which are located on, appurtenant to or used in connection with the Leases and Wells now, as of the Effective Time or as of the Closing Date (the "Equipment");

          (c) All of Seller's right, title and interests in all contracts, instruments, payout balances, commitments, licenses, servitudes, permits, easements, rights-of-way and other rights of Seller relating to the items described in this Paragraph 1, together with all of Seller's rights, claims and causes of action under such items arising after the Effective Time (the "Contracts"), but specifically excluding all of Seller's rights, claims and causes of action under such items arising before the Effective Time, including, but not, limited to Seller's rights under the Williams Gas Contract Settlement (as described in the Offering Memorandum provided by Seller to Buyer);

          (d) All of Seller's right, title and interest in oil, gas, condensate, related hydrocarbons and other minerals produced from the Leases after the Effective Time (the "Substances"):

          (e) All accounts, instruments, general intangibles, liens and security interests arising from the sale or other disposition of the items described in this Paragraph 1 on or after the Effective Time (the "Accounts"); and

          (f) All of Seller's information relating to the Leases and the Wells, including geological, engineering, and proprietary geophysical and seismic data (both "2-D" and "3-D"), navigation tapes, logs, core analysis, formation tests, production records, land, title, accounting and contract files; but excluding materials which are subject to confidentiality agreements with third parties that prohibit sale or disclosure.

                                       1
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2.   PURCHASE PRICE.   The purchase price for the Properties shall be $3,000,000
(the "Purchase Price"), subject to any applicable adjustments as are hereinafter provided.

3. DEPOSIT. Contemporaneously with the execution of this Agreement, Buyer will deposit into an escrow account (to be established at a mutually acceptable bank with assets in excess of $100 million), an amount equal to ten percent (10%) of the Purchase Price (hereinafter called the "Deposit"). Buyer and Seller agree that the escrow instructions shall specify that if Buyer and Seller close the transaction contemplated by this Agreement, the Deposit shall be applied to the Purchase Price and the amount due from Buyer at Closing will be reduced, in addition to any other deductions provided for herein, by the amount of the Deposit. The Deposit shall be refunded to Buyer in the event that this Agreement is terminated (a) because Buyer's conditions to Closing set out in Paragraph 9 hereof are not satisfied and Buyer is not then in default under this
-----------
Agreement or (b) pursuant to the provisions of Sections 8.3, 9.3, 17 or 19.6(d)
                                               ------------  ---  --    -------
hereof. Otherwise, should Buyer fail or refuse to consummate the purchase of the Properties hereunder, Seller shall be entitled to retain the Deposit as liquidated damages as its sole and exclusive remedy (it being agreed that damages in such event would be extremely difficult to determine and that the Deposit represents a fair and reasonable estimate of damages under such circumstances and does not constitute a penalty). In the event that this Agreement is terminated under conditions which entitle Buyer to a return of the Deposit, the Deposit shall be returned to Buyer within ten (10) days of such termination.

4. ADJUSTMENTS TO PURCHASE PRICE; FINAL PURCHASE PRICE. The Purchase Price shall be adjusted as follows and the resulting amount shall be referred to herein as the Final Purchase Price:

     4.1 INCREASES IN PURCHASE PRICE. The Purchase Price shall be increased by an amount equal to the sum of the following amounts:

          4.1.1 The amount of costs and expenses, including, without limitation, such capital expenditures as are permitted by Section 7.1.1. below incurred
                                                   --------------
     by Seller in the ordinary course of Seller's business and customary overhead charges related to the Properties from the Effective Date to the Closing Date; provided, however, Seller has agreed to bear and pay all costs associated with the workover of the Miami Corp. A-3 Well in Cameron Parish, Louisiana and such costs shall not result in an adjustment to the Purchase Price under this Section 4.1.
                               -----------

          4.1.2 The amount of all prepaid expenses, including, without limitation. ad valorem, property and similar taxes and assessments based upon or measured by ownership of the Properties and attributable to periods of time after the Effective Date.

          4.1.3 In the event that there is a cumulative net underproduction imbalance attributable to Seller's working interest in the Properties as of the Effective Date, an amount equal to the product of (a) the Imbalance Unit Value (as hereinafter defined) and (b) the volume (stated in Mcf's) of such cumulative net underproduction imbalance attributable to Seller's working interest in the Properties as of the Effective Date. The "Imbalance Unit Value" shall mean a per Mcf value for imbalances to be agreed upon between Seller and

                                       2
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     Buyer prior to Closing (or determined pursuant to Paragraph 33 hereof if
                                                       ------------
     Seller and Buyer are unable to reach an agreement).

          4.1.4 As to Wells in which Seller's Net Revenue Interest (as defined in Section 10 below) is determined to be greater than the decimal interest
        ----------
     noted in Exhibit A, an amount determined by multiplying the Allocated Value
              ---------
     (as hereinafter defined) for Seller's interest in the Well in question by a fraction, the numerator of which shall be the decimal increase in Seller's Net Revenue Interest in such Well from the interest shown for such Well in Exhibit A and the denominator of which shall be the Net Revenue Interest
     ---------
     shown for such Well on such Exhibit.

          4.1.5 The value of all merchantable oil and other products in tanks above the pipeline sales connection at the Effective Date that is credited to the Properties, such value to be the market or, if applicable, the contract price in effect as of the Effective Date, less any applicable severance taxes and royalties.

     4.2 DECREASES IN PURCHASE PRICE. The Purchase Price shall be decreased by an amount equal to the sum of the following amounts:

          4.2.1 The amount of all proceeds received by Seller, net of all applicable taxes and royalties attributable to production from the Properties for periods of time after the Effective Date.

          4.2.2 In the event that there is a cumulative net overproduction imbalance attributable to Seller's working interest in the Properties as of the Effective Date, an amount equal to the product of (a) the Imbalance Unit Value and (b) the volume (stated in Mcf's) of such cumulative net overproduction imbalance attributable to Seller's working interest in the Properties as of the Effective Date.

          4.2.3 An amount equal to all ad valorem, property, and similar taxes and assessments based upon or measured by Seller's ownership of the Properties that are unpaid as of the Closing Date and attributable to periods of time prior to the Effective Date (for which Buyer agrees to assume liability hereunder), which amounts shall be computed based upon such taxes and assessments for the calendar year 1996; provided that if such taxes or assessments are assessed on other than a calendar year basis, for the tax related year last ended.

          4.2.4 Any amount determined in connection with uncured Title Defects as provided for in Section 10.4 below.
                        ------------

          4.2.5 Any amount determined in connection with any Casualty Loss as provided for in Section 17 below.
                     ----------

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          4.2.6  Any amount determined in connection with Adverse Environmental
     Conditions as provided for in Section 19.6(b) and/or (c) below.
                                   ---------------        ---

          4.2.7 Any amount determined in connection with an Accounting Defect as provided for in Section 10.8 below.
                        ------------

     4.3. GAS IMBALANCES. The adjustments to be made to the Purchase Price at Closing based upon the net cumulative gas imbalances attributable to Seller's working interest in the Properties shall be made based upon the gas imbalance schedule attached hereto as Schedule 4.3. Buyer and Seller shall have a period
                            ------------
of six (6) months following the date of Closing to verify the accuracy of
Schedule 4.3.  Buyer and Seller agree to cooperate with each other following
------------
Closing to determine the accuracy of Schedule 4.3 and to determine what
                                     ------------
adjustments, if any,  are required to make to Schedule 4.3 in order to make
                                              ------------
Schedule 4.3 accurate.   Within ten (10) days following the end of such six (6)
------------
month time period, Buyer shall deliver to Seller a written statement (Buyer's Gas Balancing Statement) setting out any adjustments Buyer proposes to be made to Schedule 4.3 along with such supporting documentation as may be required to
   ------------
verify any changes Buyer is proposing be made. Within five (5) days of Seller's receipt of Buyer's Gas Balancing Statement, Seller shall advise Buyer in writing whether Seller agrees with Buyer's Gas Balancing Statement and, if not, what changes Seller proposes be made to Buyer's Gas Balancing Statement. The parties shall thereafter undertake to agree with respect to the adjustments, if any, which are required to be made to Schedule 4.3 at the earliest practical date.
                                 ------------
Any final amounts owed by either party to the other as a result of any changes to Schedule 4.3 shall be paid in immediately available funds within five (5)
   ------------
days of the date the parties reach a final agreement with respect to Schedule
                                                                     --------
4.3.
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5.   REPRESENTATIONS AND WARRANTIES OF SELLER.   Seller represents and warrants
to Buyer that:

     5.1 ORGANIZATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in and in good standing under the laws of the state(s) where the Properties are located.

     5.2 AUTHORITY. Seller has full power and authority and has taken all requisite action, corporate or otherwise, to authorize it to carry on its business as currently conducted, to enter into this Agreement and to perform its obligations under this Agreement.

     5.3 ENFORCEABILITY. This Agreement has been duly executed and delivered on behalf of Seller and constitutes the legal, valid and binding obligation of Seller enforceable in accordance with its terms. At the Closing, all documents required hereunder to be executed and delivered by Seller shall be duly authorized, executed and delivered and shall constitute legal, valid and binding obligations of Seller enforceable in accordance with their respective terms.

     5.4 CONTRACTS. All material leases, operating agreements, production sales contracts, farmout agreements and other material contracts or agreements respecting the Properties can be found either of record in the counties in which the Properties are located or are reflected or referenced in Seller's files.

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

     5.5   PREFERENTIAL PURCHASE RIGHTS/CONSENTS.  Schedule 5.5 sets forth all
                                                   ------------
consents and approvals required to be obtained for, and all preferential purchase rights exercisable in connection with, the assignment of the Properties to Buyer, except for those constituting Permitted Encumbrances.

     5.6   LITIGATION AND CLAIMS.  Except as set forth in Schedule 5.6, no
                                                          ------------
claim, filing, cause of action, administrative proceeding, lawsuit or other litigation is pending or threatened in writing that could reasonably be expected to now or hereafter materially and adversely affect Buyer's ownership, operation or value of any of the Properties.

     5.7 NO MATERIAL DEFAULT. Seller is not in material default under any of the contracts or agreements referred to in Section 5.4.

     5.8 PROPERTY OBLIGATIONS. To the best of Seller's knowledge, all rentals, royalties, shut-in royalties, overriding royalties and other payments due pursuant to ro with respect to the Leases have been properly paid.

     5.9 PROPERTY OPERATION. To the best of Seller's knowledge: (i) the Properties have been drilled, completed, operated, developed and produced in material compliance with all applicable judgments, orders, laws, rules and regulations; and (ii) all necessary certificates, consents, permits, licenses and other governmental authorizations affecting the Properties have been obtained and are in force.

     5.10 TAKE-OR PAY. Seller is not obligated, under a take-or-pay or similar arrangement, or by virtue of an election to non-consent, or not participate in a past or current operation on the Properties pursuant to the applicable operating agreements, to produce hydrocarbons, or allow hydrocarbons to be produced, without receiving full payment at the time of delivery in an amount that corresponds to the net revenue interest in the hydrocarbons described on
Exhibit A.
---------

     5.11 TAXES. All taxes based on or measured by the ownership of property, the production or removal of hydrocarbons and the receipt of proceeds which are due and relating to the Properties have been properly paid, subject to possible adjustment for volume or price corrections.

     5.12 TIMELY PAYMENT. Seller is timely receiving its share of proceeds from the sale of hydrocarbons produced from the Properties without suspense, counterclaim or set-off, except for immaterial amounts. To the best of Seller's knowledge, there has been no production of hydrocarbons from the Properties in excess of the allowable production established pursuant to applicable state or federal law or regulation that would result in a restriction on production from the Leases subsequent to the Effective Time.

     5.13 PROPERTY CONDITION. To the best of Seller's knowledge, there has been no material adverse change in the condition of any of the Properties or Equipment after the Effective Date except depletion through normal production within authorized allowables, changes in rates of production that

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occur in the ordinary course of operation and depreciation of Equipment through ordinary wear and tear.

     5.14 BROKERS' FEES. Seller has incurred no liability for brokers' fees or finders' fees, including the fees of Wellspring Partners, related to the transactions contemplated by this Agreement for which Buyer shall be liable.

     5.15  OUTSTANDING OBLIGATIONS.  Except as otherwise described in Schedule
                                                                      --------
5.15 hereof, to the best of Seller's knowledge there are no outstanding
----
authorizations for expenditures or any written commitments or proposals to conduct operations on the Properties which are required to be approved by non-operators under the terms of the applicable operating agreement.

     5.16 COMPLIANCE. To the best of Seller's knowledge, the Properties have been operated in material compliance with all applicable laws, regulations, orders, judgments, licenses and permits concerning the prevention, abatement or elimination of pollution and the protection of the environment and there is no circumstance which could reasonably be expected to (i) materially interfere with continued compliance, (ii) give rise to material liability, (iii) form the basis for any material claim, suit, relief or investigation, or (iv) require a material change in the present condition or operation of the Properties.

6.   REPRESENTATIONS AND WARRANTIES OF BUYER.   Buyer represents and warrants to
Seller that:

     6.1 ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and is qualified (or will be qualified at the time of Closing) to do business in and in good standing under the laws of the state(s) where the Properties are located.

     6.2 AUTHORITY. Buyer has full power and authority and has taken all requisite action, corporate or otherwise, to enter into this Agreement, to purchase the Properties on the terms described in this Agreement and to perform its other obligations under this Agreement.

     6.3 ENFORCEABILITY. This Agreement has been duly executed and delivered on behalf of Buyer, and constitutes the legal, valid and binding obligation of Buyer enforceable in accordance with its terms. At the Closing, all documents required hereunder to be executed and delivered by Buyer shall be duly authorized, executed and delivered and shall constitute legal, valid and binding obligations of Buyer enforceable in accordance with their respective terms.

     6.4 DUE DILIGENCE. Buyer represents that it has performed, or will perform before Closing, necessary evaluations and assessments relating to the Properties to enable it to make an independent determination with respect to its acquisition of the Properties under the terms of this Agreement.

     6.5 INVESTMENT INTENT. Buyer is a knowledgeable purchaser, owner, and operator of oil and gas properties, has the ability to evaluate (and in fact has evaluated) the Properties for purchase and is acquiring the Properties for its own account and not with the intent to make a distribution thereof in violation of the Securities Act of 1933 as amended (and the rules and regulations pertaining thereto), or in violation of any other applicable securities laws.

     6.6 FUNDS AVAILABLE. Buyer has, or will have (based upon its current creditworthiness) prior to the Closing Date, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price.

     6.7 BROKERS FEES. Buyer has incurred no liability for brokers' fees or finders' fees related to the transactions contemplated by this Agreement for which Seller shall be liable.

7.   COVENANTS OF SELLER.

     7.1 CONDUCT OF BUSINESS PENDING CLOSING. Seller covenants that from the date hereof to the Closing Date, except (a) as provided herein, (b) as required by any existing obligation, agreement, lease, contract, or instrument to which the Properties are subject, or (c) as otherwise consented to in writing by Buyer, Seller will:

          7.1.1 Not (a) act in any manner with respect to the Properties other than in the normal, usual and customary manner, consistent with prior practice; (b) dispose of, encumber or relinquish any of the Properties (other than relinquishments resulting from the expiration of leases that Seller has no contractual right or option to renew); (c) waive, compromise or settle any material right or claim with respect to any of the Properties; or (d) conduct capital or workover projects with respect to the Properties in excess of $10,000.00, except when required by an emergency when there shall have been insufficient time to obtain advance consent.

          7.1.2 Use its best efforts to preserve relationships with all third parties having business dealings with respect to the Properties.

          7.1.3 Cooperate with Buyer in connection with any required notification of applicable governmental regulatory authorities of the transactions contemplated hereby and cooperate with Buyer in obtaining the issuance by each such authority of such permits, licenses and authorizations as may be necessary for Buyer to own and operate the Properties following the consummation of the transactions contemplated by this Agreement.

          7.1.4 Notify Buyer of the discovery by Seller that any Representation or Warranty of Seller contained in this Agreement is or becomes materially untrue or will be materially untrue on the Closing Date.

     7.2 ACCESS. Seller shall afford to Buyer and its authorized representatives reasonable access, at Buyer's sole risk and expense, from the date hereof until the Closing Date during normal business hours, to (a) the Properties operated by Seller, provided, however, that Buyer shall indemnify and hold harmless Seller and its co-owners, and their respective officers, directors and employees from and against any and all losses, costs, damages, obligations, claims, liabilities, expenses and causes of action arising from Buyer's inspection of the Properties. including, without limitation, claims for personal injuries, property damage and reasonable attorneys' fees, and (b) Seller's operating, accounting, contract, legal files, and records, regarding the Properties ("Data"); provided, however, that Data shall not include (a) any attorney work product or attorney client communications which Seller reasonably believes to be privileged or (b) information, the disclosure of which would violate any confidentiality agreement to which Seller is bound; provided that Seller agrees to disclose sufficient information about any such confidentiality agreements to enable Buyer to request waivers of the same to enable it to conduct its due diligence reviews. Until Closing, Buyer shall exercise reasonable care in safeguarding and maintaining the confidentiality of all data or information regarding the Properties provided by Seller to Buyer. In the event this Agreement is terminated prior to Closing, Buyer will immediately return to Seller all copies of such data or information and shall continue to maintain the confidentiality of all information regarding the Properties provided by Seller to Buyer for a period of twelve (12) months from the date of such termination.

     7.3 CONSENTS; APPROVALS. Seller will cooperate with Buyer and take all action reasonably necessary to attempt to obtain all permissions, approvals and consents as may be required to consummate the transactions contemplated in this Agreement, including, but not limited to, obtaining waivers of any required consents to transfer and preferential rights to purchase set out in Schedule 5.5
                                                                    ------------
hereto.

8. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER. The obligations of Seller to be performed at Closing are subject to the fulfillment (or waiver by Seller in its sole discretion) before or at Closing, of each of the following conditions:

     8.1 REPRESENTATIONS AND WARRANTIES. The Representations and Warranties by Buyer set forth in this Agreement shall be true and correct in all material respects at and as of the Closing as though made at and as of the Closing; and Buyer shall have performed and complied with, in all material respects, all covenants and agreements required to be performed and satisfied by Buyer at or prior to the Closing.

     8.2  NO LITIGATION.   No suit, action or other proceedings shall, on the
date of Closing, be pending or threatened before any court or governmental agency seeking to restrain, prohibit, or obtain substantial damages or other material adverse relief in connection with the consummation of the transactions contemplated by this Agreement.

     8.3 TITLE DEFECTS/ACCOUNTING DEFECTS/CASUALTY LOSSES/ADVERSE ENVIRONMENTAL CONDITIONS. The total of the Purchase Price reductions (if any) which result from the application of Section 10.4, Section 10.8, Section 17 or Section 19.6
                        ------------  ------------  ----------    ------------
hereof do not exceed ten percent (10%) of the Purchase Price.

     If any such condition to the obligations of Seller to be performed at Closing under this Agreement is not met as of the Closing Date, this Agreement may, at the option of Seller, be terminated.

9. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER. The obligations of Buyer to be performed at Closing are subject to the fulfillment (or waiver by Buyer in its sole discretion) before or at Closing, of each of the following conditions:

     9.1  REPRESENTATIONS AND WARRANTIES.   The Representations and Warranties
by Seller set forth in this Agreement shall be true and correct in all material respects at and as of the Closing as though made at and as of the Closing; and Seller shall have performed and complied with, in all material respects, all covenants and agreements required to be performed and satisfied by Seller at or prior to the Closing.

     9.2  NO LITIGATION.   No suit, action or other proceedings shall, on the
date of Closing, be pending or threatened before any court or governmental agency seeking to restrain, prohibit, or obtain substantial damages or other material adverse relief in connection with the consummation of the transactions contemplated by this Agreement.

     9.3 TITLE DEFECTS/ACCOUNTING DEFECTS/CASUALTY LOSSES/ADVERSE ENVIRONMENTAL CONDITIONS. The total of the Purchase Price reductions (if any) which result from the application of Section 10.4, Section 10.8, Section 17 or Section 19.6
                        ------------  ------------   ----------    ------------
hereof do not exceed ten percent (10%) of the Purchase Price.

     If any such condition to the obligations of Buyer under this Agreement is not met as of the Closing Date, this Agreement may, at the option of Buyer, be terminated.

10.  TITLE MATTERS/ACCOUNTING DEFECTS.

     10.1 CERTAIN DEFINED TERMS.   As used in this Agreement, the following
terms have the following meanings:

          10.1.1 "Good and Defensible Title" means such title to the Properties that (a) entitles Seller to receive not less than the Net Revenue Interests in all oil, gas, condensate and related hydrocarbons produced from the Wells described in Exhibit A, and (b) obligates Seller to bear not more
                        ---------
     than the Working Interests in the Wells as set forth in Exhibit A (unless
                                                             ---------
     there is a corresponding increase in the Net Revenue Interests) and (ii) is free and clear of all liens and encumbrances, except for Permitted Encumbrances.

          10.1.2 "Title Defect" shall mean, with respect to Seller's title to the Properties, any lien, mortgage, claim, charge, defect, or other encumbrance which renders Seller's title to such Properties less than Good and Defensible Title.

          10.1.3 "Net Revenue Interest" shall mean Seller's interest in and to all production of oil, gas and other minerals saved, produced and sold from any Well after giving effect to all valid lessor's royalties, overriding royalties, production payments, carried interests, and other burdens on production therefrom.

          10.1.4 "Working Interest" shall mean, with respect to the Wells, Seller's share of the cost of exploring, drilling, developing and operating the Wells, and producing oil, gas and other minerals.

          10.1.5 "Permitted Encumbrances" shall mean:

                 (a) Lessors' royalties, overriding royalties, reversionary interests and similar burdens if the net cumulative effect of the burdens does not operate to reduce Seller's Net Revenue Interest in a Well to less than the Net Revenue Interest for such Well set forth in Exhibit A or operate to increase Seller's Working Interest in such
          ---------
          Well to more than the Working Interest for such Well set forth in Exhibit A;
          ---------

                 (b) Division orders and sales contracts terminable without penalty upon no more than 90 days notice to the purchaser;

                 (c) Preferential rights to purchase and required third party consents to assignment and similar agreements with respect to which waivers or consents are obtained from the appropriate parties, or the appropriate time period for asserting any such right has expired without an exercise of the right;

                 (d) Materialman's, mechanic's, repairman's, employee's, contractor's, operator's, tax, and other similar liens or charges arising in the ordinary course of business for obligations that are not delinquent or that will be paid and discharged in the ordinary course of business or if delinquent, that are being contested in good faith by appropriate action of which Buyer is notified in writing before Closing;

                 (e) All rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests therein if they are routinely obtained subsequent to the sale or conveyance;

                 (f) Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations that do not materially interfere with the oil and gas operations to be conducted on any Well or Lease;

                 (g) All operating agreements, unit agreements, unit operating agreements, pooling agreements and pooling designations affecting the Properties that are either of record in Seller's chain of title or reflected or referenced in Seller's files and which do not reduce the interest of Seller with respect to oil and gas produced from any

          Well below the Net Revenue Interest set forth in Exhibit "A" for such Well; or increase Seller's Working Interest in such Well to more than the Working Interest set forth in Exhibit "A" for such Well (unless there is a corresponding increase in the Net Revenue Interest);

                 (h) Conventional rights of reassignment prior to release or surrender requiring notice to the holders of the rights;

                 (i) All rights reserved to or vested in any governmental, statutory or public authority to control or regulate any of the Properties in any manner, and all applicable laws, rules and orders of governmental authority;

                 (j) The terms and conditions of the Leases, and of all agreements that are of record in Seller's chain of title or reflected or referenced in Seller's files.

                 (k) All other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects and irregularities affecting the Properties which individually or in the aggregate are not such as to interfere materially with the operation, value or use of any of the Properties, do not prevent Buyer from receiving the proceeds of production from any of the Wells, do not reduce the interest of Seller with respect to all oil and gas produced from any Well below the Net Revenue Interest set forth in Exhibit A for such
                                                           ----------
          Well or increase Seller's Working Interest in any such Well to more than the Working Interest set forth in Exhibit A for such well; and
                                                 ---------

                 (l) Any Title Defects Buyer may have expressly waived in writing or which are deemed to have become Permitted Encumbrances under Section 10.2.
                -------------

          10.1.6 "Defect Property" shall mean any Property which is subject to a Title Defect.

          10.1.7 "Defect Value" shall mean the amount by which the Allocated Value of any Well is reduced as a result of a Title Defect.

          10.1.8 The "Allocated Value" of a Well shall be determined first by reference to the portion of the Purchase Price which is allocated to the Properties in the State in which said Well is located as set out in Exhibit C hereto, and second, by the relative value of said Well in
     ---------
     relation to the aggregate value of all Wells located in said State, as determined reservoir engineering reports.

          10.1.9 "Required Consent" means any approvals, consents or waiver of preferential rights to purchase, other than Permitted Encumbrances, required to be obtained in connection with the conveyance of the Properties to Buyer at Closing.

          10.1.10 An "Accounting Defect" shall be deemed to have occurred if Seller's joint interest billings and/or revenue check details for the Properties for the twelve (12) months prior to the Effective Date or any gas contracts or processing agreements covering the Properties reflect that the actual costs of operating the Properties or the revenues generated from the sale of oil or gas from the Properties are different in any material respect from those set out in the reserve report delivered by Seller to Buyer, and such differences, if incorporated in the reserve report would result in reducing the future net revenues from the Properties.

     10.2 NOTICE OF TITLE DEFECTS. In the event that Buyer shall identify any Title Defect, as soon as possible after discovery, but in no event later than ten (10) days prior to the Closing Date, Buyer shall notify Seller in writing of any Title Defect. Buyer's notice (a "Defect Notice") shall include (i) a description of the Property affected by the Title Defect; (ii) a reasonably adequate explanation of the basis for the Title Defect; and (iii) the amount by which Buyer believes the value of the affected Property has been reduced by the Title Defect. Buyer's failure to give notice of a Title Defect within the time required by this Section 10.2 shall be a waiver by Buyer of such Title Defect
                 ------------
and such Title Defect shall be treated as a Permitted Encumbrance.

     10.3 REMEDIES FOR TITLE DEFECT. Upon notice of a Title Defect, Seller shall have the right, but not the obligation, until Closing, to cure the Title Defect. If Seller is unable or elects not to cure the Title Defect prior to Closing, the Purchase Price shall be reduced pursuant to Section 10.4.

     10.4 VALUE OF TITLE DEFECTS. If Seller is unable or elects not to cure a Title Defect prior to Closing, the parties shall promptly meet and negotiate in good faith to reach an agreement as to the value of each such Title Defect. If the parties reach an agreement as to the value of a Title Defect, then the amount agreed upon shall be the Defect Value for such Title Defect. If the parties' negotiations fail to result in an agreement as to the value of any Title Defect prior to Closing (or thereafter as the parties may agree), then the question as to the value of the Title Defect shall be submitted to arbitration in accordance with Section 33 of this Agreement; provided, however, that for
                   ----------
purposes of Closing and Sections 8.3 and 9.3 hereof, an  amount equal to the
                        ------------     ---
average of Seller's and Buyer's estimate of the value of the Title Defect shall apply unless Seller has failed to provide an estimate, in which event Buyer's estimate of the value of the Title Defect shall apply; provided further, that the value of a Title Defect affecting a Well shall never be in excess of the Allocated Value of such Well. Accordingly, at Closing the Purchase Price shall be adjusted based on an estimate (determined as aforesaid) and the difference between the estimated value of such Title Defect used for Closing and the final value of the Title Defect, as decided by arbitration, shall be a post-Closing adjustment item to be made pursuant to Section 13.1 hereof.
                                       ------------

     10.5 CONVEYANCE OF DEFECT PROPERTIES. If, at Closing, Title Defects with respect to any Defect Properties have not been corrected by Seller or waived by Buyer, then subject to the provisions of Sections 8.3 and 9.3 hereof, the
                                         ------------     ---
Purchase Price shall be reduced by the value of such Title Defects and Seller shall convey to Buyer those Defect Properties subject to partial title failures, but Seller shall not be obligated to convey to Buyer any Defect Properties with respect to which there has been complete title failure.

     10.6 ADDITIONAL DEFECT PROPERTIES. If any Required Consent is not obtained prior to Closing, Buyer may elect to treat that portion of the Properties subject to such Required Consent as a Defect Property by giving Seller notice thereof in accordance with the provisions of Section 10.2.
                                                           ------------

     10.7 NOTICE OF ACCOUNTING DEFECTS. In the event that Buyer shall identify any Accounting Defects, as soon as possible after discovery, but in no event later than ten (10) days prior to the Closing Date, Buyer shall notify Seller in writing of any Accounting Defect. Buyer's notice shall include (i) a description of the costs or revenues which Buyer believes were not properly reflected in the reserve report, (ii) a reasonably adequate explanation of the basis for the Accounting Defect, and (iii) the amount by which Buyer believes the value of the Properties have been reduced by the Accounting Defect. Buyer's failure to give notice of an Accounting Defect within the time required by this
Section 10.7 shall be a waiver by Buyer of such Accounting Defect.
------------

     10.8 VALUE OF ACCOUNTING DEFECT. The parties shall promptly meet and negotiate in good faith to reach an agreement as to the value of each Accounting Defect. If the parties reach an agreement as to the value of an Accounting Defect, then the Purchase Price shall be reduced by the amount agreed upon. If the parties negotiations fail to result in an agreement as to the value of any Accounting Defect prior to Closing (or thereafter as the parties may agree), then the value of the Accounting Defect shall be submitted to arbitration in accordance with Section 33 of this Agreement; provided, however, that for
                ----------
purposes of Closing and Sections 8.3 and 9.3 hereof, an amount equal to the
                        ------------     ---
average of Seller's and Buyer's estimate of the value of the Accounting Defect shall apply unless Seller has failed to provide an estimate, in which event Buyer's estimate of the value of the Accounting Defect shall apply.
Accordingly, at Closing the Purchase Price shall be adjusted based on an estimate (determined as aforesaid) and the difference between the estimated value of such Accounting Defect used for Closing and the final value of the Accounting Defect, as decided by arbitration, shall be a post-Closing adjustment item to be made pursuant of Section 13.1 hereof.
                            ------------

11.  SUSPENSE FUNDS HELD BY SELLER.   Seller agrees to convey and Buyer agrees
to receive all suspense funds held by Seller as of the Effective Date for the benefit of royalty, overriding royalty interest and working interest owners attributable to the Properties, the amount of such funds to be adjusted with respect to suspense funds received and disbursed by Seller from and after the Effective Date, and Buyer shall assume all past, present and future liability associated with such funds, but only as to the suspense funds actually transferred, and not to any liability resulting from Seller's failure to pay or retain any amounts prior to the Effective Date. All past, present and future liability associated with such funds shall be assumed by Buyer and Buyer agrees to protect, defend, indemnify and hold Seller and its employees harmless from and against any and all costs, expenses, claims, demands, and causes of action of every kind and character (including attorneys' fees and court costs) arising out of, incident to, or in connection therewith.

12.  CLOSING.

     12.1 THE CLOSING. The sale and purchase of the Properties pursuant to this Agreement shall be consummated (the "Closing") in the offices of Seller on or before December 23, 1996 (the "Closing Date").

12.2  CLOSING OBLIGATIONS.  At the Closing, the following events shall occur:

          12.2.1 Seller shall execute and deliver to Buyer one or more instruments of assignment, in substantially the form of the Assignment, Bill of Sale and Conveyance set forth as Exhibit D hereto.
                                               ---------

          12.2.2 Buyer shall deliver to Seller in immediately available funds (wire transfer), the Preliminary Amount. The "Preliminary Amount" shall be that amount to be determined by Seller prior to the Closing Date as an estimate of the final computation of the Final Purchase Price. Seller shall provide Buyer a closing statement reflecting the Preliminary Amount at least two (2) business days prior to the Closing.

          12.2.3 Seller and Buyer shall execute, acknowledge and deliver division orders, transfer orders or letters in lieu thereof directing all purchasers of production from the Properties to make payment of proceeds attributable to such production occurring on or after the Effective Date to Buyer.

          12.2.4 Seller shall deliver to the Buyer possession of the Properties at the Closing.

13.   POST-CLOSING ADJUSTMENTS.

      13.1 FINAL SETTLEMENT STATEMENT. After the Closing Date, Seller shall prepare, in accordance with this Agreement and with generally accepted accounting principles consistently applied, a Final Settlement Statement, a copy of which shall be delivered by Seller to Buyer no later than ninety (90) days after the Closing Date. The "Final Settlement Statement" shall set forth each adjustment to the Purchase Price necessary to determine the Final Purchase Price (except those adjustments to be made pursuant to the provisions of Section 4.3
                                                                   -----------
hereof) and show the calculation of such adjustments in accordance with Section
                                                                        -------
4. The parties shall undertake to agree on the Final Settlement Statement and
-
the Final Purchase Price no later than one hundred twenty (120) days after the Closing Date.

      13.2  ARBITRATION.   If Seller and Buyer cannot agree upon the Final
Settlement Statement, then the disputed matters shall be submitted to arbitration pursuant to the provisions of Section 33 hereof.
                                          ----------

      13.3 PAYMENT OF FINAL PURCHASE PRICE. If the Final Purchase Price is more than the Preliminary Amount, Buyer shall pay such difference to Seller in immediately available funds within five (5) days after the parties have agreed upon the Final Settlement Statement. If the Final Purchase Price is less than the Preliminary Amount, Seller shall pay such difference to Buyer in immediately available funds within five (5) days after the parties have agreed upon the Final Settlement Statement.

14.   ASSUMPTION OF CERTAIN OBLIGATIONS.   Except as provided for in Section
                                                                     -------
19.6(a), at Closing, Buyer shall assume all costs and liabilities and discharge
-------
all obligations of Seller (a) under all leases, operating agreements, production sales contracts, farmout agreements and other contracts or agreements respecting the Properties or relating the ownership or operation of the Properties from and after the Effective Date, and (b) with respect to all imbalances associated with the Properties, regardless of their nature or of the time at which they accrued.

15. LIMITATION OF WARRANTIES. Anything in this Agreement to the contrary notwithstanding, the Properties are being sold by Seller to Buyer without recourse, covenant, or warranty of any kind; express, implied, or statutory, with the sole exception that Seller will warrant title to the Properties subject to the Permitted Encumbrances, against every person whomsoever lawfully claiming or to claim the same or any part thereof by, through, or under Seller, but not otherwise. WITHOUT LIMITATION OF THE GENERALITY OF THE IMMEDIATELY PRECEDING SENTENCE, SELLER WILL CONVEY THE PROPERTIES AS-IS, WHERE-IS AND WITH ALL FAULTS, AND EXPRESSLY DISCLAIMS AND NEGATES (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (b) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, AND (c) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS. The representations and warranties made by Seller and Buyer in Sections 5 and 6 shall survive Closing for a period of six (6) months
         ----------     -
and shall thereafter be of no further force and effect, excepting only matters as to which a written claim has been made prior to the end of such six (6) month time period.

16.  CROSS-INDEMNIFICATION.   Except as expressly limited elsewhere in this
Agreement, in the event that Closing occurs hereunder:

          (a) Buyer agrees to indemnify and hold Seller harmless from and against any and all liability, loss, cost and expense (including, without limitation, court costs and reasonable attorneys' fees) that are attributable to the Properties conveyed to Buyer and are attributable to periods of time on or after the Effective Date; and

          (b) Subject to the provisions of Section 19 hereof, Seller agrees to
                                           ----------
     indemnify and hold Buyer harmless from and against any and all liability, loss, cost and expense (including, without limitation, court costs and reasonable attorneys' fees) that are attributable to the Properties conveyed to Buyer and are attributable to periods of time before the Effective Date;

          (c) The respective indemnity and hold harmless obligations of the parties hereto shall not apply to:

               (i) any amount that was taken into account as an upward or downward adjustment to the Final Purchase Price pursuant to the provisions hereof, but only to the extent of such adjustments,

               (ii) any liability of one Party hereto to any other Party under the provisions of this Agreement, or

               (iii) each Party's costs and expenses with respect to the negotiation and consummation of this Agreement and the purchase and sale of the Properties.

17.  CASUALTY LOSS.   Prior to Closing, Seller shall promptly notify Buyer of
any Casualty Loss of which Seller becomes aware. "Casualty Loss" shall mean, with respect to all or any material portion of a Property, any destruction by fire, blowout or other casualty (above or below the ground) or any taking, or pending or threatened taking, in condemnation or under the right to eminent domain of any Property or portion thereof. If any Casualty Loss occurs, Buyer may elect to (a) cause Seller to retain the Property affected by the Casualty Loss, and to reduce the Purchase Price by the Allocated Value of the Property, in which case Seller shall retain all insurance proceeds relating to the Casualty Loss, or (b) require Seller to (i) transfer to Buyer such Property notwithstanding such Casualty Loss and (ii) transfer to Buyer such Property insurance proceeds, claims, awards and other payments arising out of such Casualty Loss. In the event the aggregate of any such payments or reductions in Purchase Price exceed ten percent (10%) of the Purchase Price, then either Seller or Buyer shall have the option to terminate this Agreement. Seller shall not voluntarily compromise, sell or adjust any amounts payable by reason of any Casualty Loss without first obtaining the written consent of Buyer.

18.  SOLE REMEDY OF BUYER PRIOR TO CLOSING.   If at any time prior to Closing,
any of the representations and warranties made herein by Seller are materially incorrect or if Seller fails to fully and timely comply in any material respect with any of Seller's obligations as set forth herein or as required by applicable law, Buyer may elect to terminate this Agreement and in such event Buyer's remedy against Seller shall be to obtain a return of the Deposit
(unless an alternative remedy shall be mutually agreed upon between Buyer and Seller); provided, however, if Seller shall fail or refuse to comply with any of its obligations under this Agreement, Buyer shall be entitled to enforce this Agreement through the remedy of specific performance.

19.  ENVIRONMENTAL MATTERS

     19.1 PRESENCE OF WASTES, NORM, HAZARDOUS SUBSTANCES, AND ASBESTOS. Buyer acknowledges that the Properties have been used to explore for, develop and produce oil and gas, and that spills of wastes, crude oil, produced water, hazardous substances, and other materials may have occurred thereon. Additionally, the Properties, including production equipment, may contain asbestos, hazardous substances, or Naturally Occurring Radioactive Material ("NORM"). NORM may affix or attach itself to the inside of wells, materials, and equipment as scale or in other forms, and NORM-containing material may have been buried or otherwise disposed of on the Properties. Special procedures may be required for remediating, removing, transporting, and disposing of asbestos, NORM, hazardous substances, and other materials from the Property, and Buyer assumes all liability for the assessment, remediation, removal, transportation, and disposal of these materials and associated activities in accordance with the applicable rules, regulations, and requirements of governmental agencies, unless otherwise provided in this Section 19.
                           ----------

     19.2  ADVERSE ENVIRONMENTAL CONDITION.   "Adverse Environmental Condition"
means (a) any contamination or condition exceeding allowed regulatory limits and not otherwise permanently authorized by permit or law, resulting from any discharge, release, disposal, production, storage, treatment, or any other activities on, in or from any Property prior to the Effective Date, or the migration or transportation from other lands to any Property, prior to the Effective Date, of any wastes, pollutants, contaminants, hazardous materials or other materials or substances subject to regulation relating to the protection of the environment, including, but not limited to, the Clean Air Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Toxic Substance Control Act, the Hazardous and Solid Waste Amendments Act of 1984, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, the Clean Water Act, the National Environmental Policy Act, the Endangered Species Act, the Fish and Wildlife Coordination Act, the National Historic Preservation Act, and the Oil Pollution Act of 1990, as well as any state and local regulation or law governing the same, similar or related matters, and (b) any such contamination or condition in existence prior to the Effective Date temporarily authorized by permit, fee agreement or other arrangement.

     19.3  ENVIRONMENTAL ASSESSMENT.   After the execution of this Agreement,
Buyer shall have the opportunity to conduct at its sole risk and expense an environmental assessment of the Properties. Seller will provide reasonable access for this purpose to Properties operated by Seller; for any Property not operated by Seller, however, Buyer must contact the operator of any such non-operated Property directly. Buyer or any of its representations and agents must comply with Seller's environmental and safety rules and policies while performing any environmental assessment on Seller-operated Properties. Buyer agrees it will not disclose any information obtained in its environmental assessment to third parties unless agreed to in writing by Seller or unless such disclosure is expressly required by applicable law or regulation or is compelled pursuant to legal process of any court or governmental authority. Buyer will notify Seller in advance of any such disclosure and will furnish Seller copies of all materials to be disclosed prior to any disclosure thereof to third parties. As soon as possible after Buyer's receipt thereof, Buyer shall forward to Seller copies of all reports, data, analysis, test results, remediation cost estimates, and recommended remediation procedures or other information concerning or derived from Buyer's environmental assessment.

     19.4  NOTICE OF ADVERSE ENVIRONMENTAL CONDITIONS.   Buyer shall notify
Seller in writing of any claimed Adverse Environmental Condition not less than ten (10) days prior to the Closing Date (Environmental Defects Notice). The Environmental Defects Notice shall (a) set forth in reasonable detail the Well and/or Lease with respect to which a claimed Adverse Environmental Condition is made, (b) the nature of such claimed Adverse Environmental Condition, and (c) Buyer's proposed calculation of the cost to remediate each claimed Adverse Environmental Condition (Remediation Value). Except as provided for in Section
                                                                       -------
19.7 hereof, Buyer shall waive its right to assert any claim or liability
----
against Seller arising out of or in any way related to any Adverse Environmental Condition not set forth in an Environmental Defects Notice delivered to Seller not less than ten (10) days prior to the Closing Date.

     19.5 DETERMINATION OF ADVERSE ENVIRONMENTAL CONDITIONS AND REMEDIATION VALUES. Within five (5) days after Seller's receipt of the Environmental Defects Notice, Seller shall notify Buyer whether Seller agrees with Buyer's claimed Adverse Environmental Conditions and/or the

Remediation Value (Seller's Environmental Response). If Seller does not agree with any claimed Adverse Environmental Condition and/or the Remediation Value, then the parties shall enter into good faith negotiations and shall attempt to agree on such matters. If the parties cannot reach agreement concerning either the existence of an Adverse Environmental Condition or the Remediation Value within ten (10) days after Buyer's receipt of Seller's Environmental Response, then the matter shall be submitted to arbitration pursuant to the provisions of
Section 33 hereof and for purposes of Closing and Sections 8.3, 9.3 and 19.6
----------                                        ------------  ---     ----
hereof, an amount equal to Buyer's good faith estimate of the Remediation Value shall control. Accordingly, at Closing, the Purchase Price shall be adjusted based upon an estimate (as aforesaid) and the final value of the Remediation Value, as decided by arbitration shall be a post Closing adjustment item to be made pursuant to Section 13.1 hereof.
                 ------------

     19.6 REMEDIES FOR ADVERSE ENVIRONMENTAL CONDITIONS. As to any Adverse Environmental Condition, Seller (and Buyer with respect to subparagraphs (c) and
(d) below) shall have the election to:

           (a) remediate such Adverse Environmental Condition at Seller's sole cost in accordance with applicable environmental laws, and there shall be no adjustment to the Purchase Price in respect of such Adverse Environmental Condition and the provisions of Section 19.8 below shall
                                                   ------------
     thereafter apply in all respects;

           (b) reduce the Purchase Price by the applicable Remediation Value, which in no event shall exceed the Allocated Value of the Leases and/or Well affected by such Adverse Environmental Condition, in which event Seller shall have no other or further obligation or liability in respect of such Adverse Environmental Condition and the provisions of Section 19.8
                                                                ------------
     below shall thereafter apply in all respects;

           (c) delete from this Agreement the Property which contains the Adverse Environmental Condition and adjust the Purchase Price by the Allocated Value of such Property; or

           (d) in the event the aggregate sum of the Remediation Values exceeds ten percent (10%) of the Purchase Price, terminate this Agreement, in which case neither party shall have any further liability or obligation to the other hereunder except as regards obligations imposed by any confidentiality agreement, which shall survive such termination and be enforceable in accordance with the terms thereof.

If Seller elects (a) above, it will exercise all reasonable efforts and diligence to complete remediation within six (6) months of the Closing Date, but any failure to complete its efforts by such time shall not relieve Seller of its duty to satisfy its obligation hereunder. Buyer shall allow Seller and its agents and representatives such access to the Properties as is reasonably necessary for performance of remediation work. Seller will conduct such work so as not to unreasonably interfere with Buyer's or any designated operator's operations.

     19.7 POST-CLOSING ADJUSTMENTS. In addition to the rights granted to Buyer above, Buyer shall have the right for a period of six (6) months following Closing to provide Seller with written notice of any Adverse Environmental Conditions with respect to the Properties which Buyer discovers subsequent to the Closing. The notice provided by Buyer to Seller of any such Adverse Environmental Conditions shall contain the same information as is required to be included in the Environmental Defects Notice as set out in Section 19.4 above.
                                                           ------------
The Remediation Value of any such Adverse Environmental Conditions shall be determined in the manner set out in Section 19.5 above. Within five (5) days of
                                     ------------
the final determination of the Remediation Value of any such Adverse Environmental Condition, Seller shall advise Buyer in writing of whether Seller elects to (a) remediate such Adverse Environmental Condition at its sole cost and expense in the manner set out in Section 19.6(a) above or (b) pay to Buyer
                                     ---------------
an amount equal to the Remediation Value of such Adverse Environmental Defect; provided, however, in no event shall Seller ever be liable to Buyer for Adverse Environmental Conditions under this Section 19.7 in an aggregate amount in
                                     ------------
excess of $750,000. If Seller elects to pay Buyer for the Remediation Value of an Adverse Environmental Condition, such payment shall be made to Buyer within
five (5) days of said election.   Buyer shall absolutely and forever waive its
right to assert any claim or liability against Seller arising out of or in any way related to any Adverse Environmental Condition as to which Buyer has not provided written notice to Seller within six (6) months of Closing.

     19.8 BUYER'S INDEMNIFICATION OF ADVERSE ENVIRONMENTAL CONDITIONS. Except for the costs associated with Seller's remediation of any Adverse Environmental Conditions pursuant to Section 19.6(a) above (which shall be completed to
                       ---------------
Buyer's reasonable satisfaction at Seller's sole cost and expense as soon as reasonably practical, but in no event later than one (1) year after the Closing) and Sellers obligations under Section 19.7 hereof, in the event that Closing
                              ------------
occurs hereunder, Buyer shall indemnify, defend and hold Seller harmless from and against any and all claims, demands, causes of action, liabilities and obligations, and all costs and expenses (including, without limitation, reasonable attorneys' fees and court costs) associated with all Adverse Environmental Conditions arising before or after the Effective Date, including, without limitation, any such conditions arising out of or relating to any discharge, release, disposal, production, storage, treatment or any activities on, in or from the Properties, or the migration or transportation from any other lands to the Properties, whether before or after the Effective Date, of materials or substances that are at present, or become in the future, subject to regulation under federal, state or local laws or regulations, whether such laws or regulations now exist or are hereafter enacted, INCLUDING, WITHOUT LIMITATION, ANY CLAIMS, DEMANDS, CAUSES OF ACTION, LIABILITIES, OR OBLIGATIONS ARISING IN WHOLE OR IN PART FROM THE SOLE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF SELLER. BUYER HEREBY RELEASES SELLER FROM AND AGAINST ANY AND ALL CLAIMS FOR CONTRIBUTION UNDER CERCLA AND/OR ANY OTHER ENVIRONMENTAL LAW OR REGULATION.

20.  DTPA WAIVER.   To the extent applicable to the transaction contemplated
hereby or any portion thereof, Buyer waives the provisions of the Texas Deceptive Trade Practices Act, Chapter 17, Subchapter E, Sections 17.41 through 17.63, inclusive (other than Section 17.555 which is not waived) of the Texas Business and Commerce Code. In connection with such waiver, Buyer hereby represents and warrants to Seller that Buyer (a) is in the business of seeking or acquiring by purchase or lease, goods or services, for commercial or business use, (b) has assets of $5,000,000 or more according to its most recent financial statement, (c) has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of the transaction contemplated hereby, and (d) is not in a significantly disparate bargaining position.

21.  FURTHER ASSURANCES.   After the Closing, Seller and Buyer shall execute,
acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments and take such other action as may be reasonably necessary or advisable to carry out their obligations under this Agreement and under any exhibit, document, certificate or other instrument delivered pursuant hereto. Seller shall use its best efforts to obtain all approvals and consents required by or necessary for the transactions contemplated by this Agreement that are customarily obtained after Closing, provided that Seller shall not be required to expend any funds to obtain such approvals and consents.

22. ACCESS TO RECORDS. As soon as practicable after Closing, Seller shall deliver to Buyer, at Seller's address, or at such other place as any of same may be kept, the originals of all Data, except that Seller may retain the originals of all Data which relates to properties other than the Properties being sold herein, in which case Seller shall deliver duplicate copies of any such retained originals to Buyer. For a period of six (6) years after the date of Closing, Buyer will retain the Data delivered to it pursuant hereto and will make such Data available to Seller upon reasonable notice at Buyer's headquarters at reasonable times and during office hours. Buyer shall notify Seller in writing within thirty (30) days of the sale to a third party of all or any part of the Properties which involves the transfer of any of the Data of the name and address of the buyer(s) in any such sale. Buyer shall require as part of any such sales transaction that such third party assume the obligations imposed on Buyer in this Section 22.
              ----------

23. USE OF BUYER'S NAME. Buyer agrees that, as soon as practicable after the Closing, Buyer will remove or cause to be removed the names and marks "AVIVA", "Aviva America, Inc.", and all variations and derivatives thereof and logos relating thereto from the Properties of which it has assumed operations and will not thereafter make any use whatsoever of such names, marks, and logos.

24. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be delivered personally or by telecopier as follows:

Seller:   AVIVA AMERICA, INC.
          Suite 400 LB 84
          8235 Douglas Avenue
          Dallas, TX 75225
          Telephone: (214) 691-3464
          Fax/Telecopier: (214) 361-0010
          Attention: Mr. Ron Suttill, President

Buyer:    BWAB INCORPORATED
          475 Seventeenth Street, Suite 1600
          Denver, Colorado 80202
          Telephone:  (303) 295-7444
          Fax/Telecopier:  (303) 294-9878
          Attention:  Mr. Steven A. Roitman, Principal

or to such other place within the United States of America as either Seller or Buyer may designate as to themselves by written notice to the other. All notices given by personal delivery or mail shall be effective on the date of actual receipt at the appropriate address. Notice given by telecopier shall be effective upon actual receipt if received during recipient's normal business hours or at the beginning of the next business day after receipt if received after the recipient's normal business hours. All notices by telecopier shall be confirmed promptly after transmission, by mail or personal delivery.

25. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

26. ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto; it shall not, however, be assignable by Buyer without Seller's prior written consent, which consent shall not be unreasonably withheld in the event of a proposed assignment to an affiliate which is financially capable of performing Buyer's obligations under this Agreement.

27. ENTIRE AGREEMENT; AMENDMENTS; WAIVERS. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, superseding all prior negotiations, discussions, agreements and understandings, whether oral or written, relating to such subject matter. This Agreement may not be amended and no rights hereunder may be waived except by a written document signed by the party to be charged with such amendment or waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereto (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

28. HEADINGS. The headings of the articles and sections of this Agreement and any listing of its contents are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

29. COUNTERPARTS. This Agreement may be executed by Buyer and Seller in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument.

30. EXPENSES, FEES AND TAXES. Each of the parties hereto shall pay its own fees and expenses incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby, including broker fees. Buyer shall be responsible for the cost of all fees for the recording of transfer documents. All other costs shall be borne by the party incurring them. Notwithstanding anything to the contrary herein, it is acknowledged and agreed by and between

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

Seller and Buyer that the Purchase Price excludes any sales taxes or other taxes in connection with the sale of property pursuant to this Agreement. If a determination is ever made that a sales tax or other transfer tax applies, Buyer shall be liable for such tax as well as any applicable conveyance, transfer and recording fees, and real estate transfer stamps or taxes imposed on any transfer of property pursuant to this Agreement. Buyer shall indemnify and hold Seller harmless with respect to the payment of any of such taxes, including any interest or penalties assessed thereon.

31. LAWS AND REGULATIONS. From and after the Closing, (a) Buyer shall comply with all applicable laws, ordinances, rules and regulations and shall properly obtain and maintain all permits required by public authorities with regard to the Properties, and shall provide and maintain with the applicable regulatory agency(ies) all required bonds, and (b) Buyer shall assume all of Seller's obligations with regard to abandonment of all existing unplugged wells, whether producing or nonproducing, and abandonment of the leasehold property including, where applicable, the plugging of wells and the restoration of the surface as completely as practicable and/or in compliance with all applicable laws, rules, regulations and in compliance with all leases and other agreements affecting the Properties, and shall indemnify and hold Seller harmless with respect to any and all of those obligations. Such obligations shall survive the Closing and Buyer shall remain liable therefor as regards Seller even if Buyer shall assign, sell or transfer the Properties to a third party.

32.  CONFIDENTIALITY; PUBLIC ANNOUNCEMENTS.   The terms of this Agreement are
considered confidential to the parties hereto, and neither party may disclose any of the terms of this Agreement to any third person prior to the Closing without the prior written consent of the other party (which consent will not be unreasonably withheld); provided that each party may disclose the terms of this Agreement as required by applicable laws or the applicable rules and regulations of any governmental agency or securities exchange, and the parties hereto may disclose the terms of this Agreement to those of its and its affiliates' employees, directors, attorneys, accountants, engineers and other consultants as may be required in connection with the negotiation, evaluation and implementation of this Agreement. Except as may be required by applicable laws or the applicable rules and regulations of any governmental agency or securities exchange, neither Buyer nor Seller shall issue any such press release or other publicity without the prior written consent of the other party, which consent shall not be unreasonably withheld.

33. ARBITRATION. Except as otherwise specifically provided herein, any controversy under this Agreement shall be submitted to arbitration in Dallas, Texas, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Upon written demand of either party, the parties shall meet and attempt to appoint a single arbitrator. If the parties fail to name an arbitrator within ten (10) days from such demand, then the arbitrator(s) shall be selected by the American Arbitration Association from the panels of arbitrators of the American Arbitration Association. The arbitrator(s) selected to act hereunder shall be qualified by education and training to pass upon the particular question in dispute and shall make a decision on the dispute within thirty (30) days after his or their appointment, subject to any reasonable delay due to unforeseen circumstances. The compensation and expenses of the arbitrator(s) shall be borne equally by the parties. Arbitration may proceed in the absence of any party if notice of the proceedings has been given to such party. The parties agree to abide by all awards rendered in such proceedings.

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34.  EXHIBITS.  The following Exhibits and Schedules are incorporated herein and are a part hereof:

                                    EXHIBITS
                                    --------

                               Exhibit A - Wells
                               Exhibit B - Leases
                          Exhibit C - Allocated Values
          Exhibit D - Form of Assignment, Bill of Sale and Conveyance

                                   SCHEDULES
                                   ---------

                         Schedule 4.3 - Gas Imbalances
              Schedule 5.5 - Preferential Purchase Rights/Consents
                      Schedule 5.6 - Litigation and Claims
                    Schedule 5.15 - Outstanding Obligations


Executed as of the date set forth above.

SELLER

     AVIVA AMERICA, INC.

By: /s/ Ronald Suttill
   --------------------------------
Its: President
    -------------------------------

BUYER

     BWAB INCORPORATED


By: /s/ Randall C. Roulier
   --------------------------------

Its: President
    -------------------------------

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